Exhibit 99.1

SOLAREDGE ANNOUNCES APPOINTMENT OF ZIVI LANDO, CEO TO THE
BOARD OF DIRECTORS

HERZLIYA, ISRAEL (February 19, 2020) – SolarEdge Technologies, Inc. (“SolarEdge”) (NASDAQ: SEDG), announced today that CEO Zivi Lando has been appointed to the Board of Directors. The appointment comes with the Board’s affirmation that Mr. Lando, who took over as CEO six months ago upon the untimely passing of  CEO, Chairman and founder, Mr. Guy Sella, will continue as CEO on a permanent basis.

“On behalf of the entire board of directors, we welcome Mr. Lando to the board. We are glad and grateful that he has agreed to continue on as the CEO and board member of SolarEdge,” said Chairman of the board Nadav Zafrir.  “Mr. Lando has been a part of the executive management team since 2009, and has a proven track record on sales and execution. We are confident that he will continue to lead the Company in its continued growth and success.”

Mr. Lando has served as EVP Global Sales since joining SolarEdge in 2009. Prior to joining SolarEdge, Mr. Lando held several different technology and management positions at Applied Materials, including in his last role, as Vice President and General Manager of Baccini Cell Systems Division in the Applied Materials Solar Business Group.

About SolarEdge
SolarEdge is a global leader in smart energy. By leveraging world-class engineering capabilities and with a relentless focus on innovation, SolarEdge creates smart energy solutions that power our lives and drive future progress. SolarEdge developed an intelligent inverter solution that changed the way power is harvested and managed in photovoltaic (PV) systems. The SolarEdge DC optimized inverter seeks to maximize power generation while lowering the cost of energy produced by the PV system. Continuing to advance smart energy, SolarEdge addresses a broad range of energy market segments through its PV, storage, EV charging, batteries, UPS, electric vehicle powertrains, and grid services solutions. SolarEdge is online at solaredge.com

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Press Contacts
SolarEdge Technologies, Inc.
Ronen Faier, Chief Financial Officer
+1 510-498-3263
investors@solaredge.com

Sapphire Investor Relations, LLC
Erica Mannion or Michael Funari
+1 617-542-6180
investors@solaredge.com